                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

          This is an Employment Agreement ("Agreement") entered into as of the 1st day of May, 2002 ("Effective Date") between West Marine, Inc., a Delaware corporation, and all of its subsidiary corporations (collectively, the "Company"), each with its principal place of business at 500 Westridge Drive, Watsonville, California 95076, and Russell Solt ("Executive"), residing at 202 3rd Street, P.O. Box 2142 Gearhart, Oregon 97138.

                                    Recitals:

A. Company and Executive desire to enter into this Agreement to continue the employment of Executive on a full-time basis as the Company's Secretary, Executive Vice President and Chief Financial Officer (collectively, "CFO") for the "CFO Employment Term" (as defined in Section 3 below);

B. Upon the expiration of the CFO Employment Term, the Company and Executive desire to continue the employment of Executive on a part-time basis as the Company's Director of Investor Relations ("IR Director") for the "IR Employment Term" (as defined in Section 3 below); and

C. The parties intend by this Agreement to set forth all of the rights and obligations of Executive and the Company in connection with the employment contemplated hereunder.

Therefore, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

     1.   Employment and Duties.

          a. The Company hereby employs Executive on a full-time basis as the Company's CFO, Executive Vice President and Secretary during the CFO Employment Period and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement.

               (i) In connection with such employment, Executive agrees to perform all duties consistent with such executive status, and to perform such additional duties as are assigned to him from time to time by the Chief Executive Officer and/or by the Board of Directors of the Company.
               (ii) Moreover, Executive agrees to use his best efforts to ensure that the succession planning and training for the successor CFO is successfully completed prior to the termination of the CFO Employment Term.

          b. The Company further hereby employs Executive on a part-time basis as the Company's IR Director during the IR Employment Period and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement.

               (i) In connection with such employment, Executive agrees to perform all duties consistent with such position, including, without limitation, direct the Company's investor relations activities, provide consulting services to the Company generally on other financial matters, and perform such additional duties as are assigned to him from time to time by the Chief Executive Officer and/or the Chief Financial Officer of the Company.

          (ii) During the IR Employment Term, Executive will devote approximately ten (10) hours per week towards the IR Director position, subject to variance throughout each employment year and subject to the periodic review and adjustment in compensation, if any, set forth in Section 3(b) below. Executive will perform such services from his residence or such other location as shall be determined by Executive, subject to reasonable business travel as may be required by the Company or necessary in the performance Executive's duties as IR Director. Nothing in the foregoing shall be construed to prevent Executive from acting as a director or officer of other companies (subject to the provisions of the Confidentiality and Non-Compete Agreement attached hereto and incorporated herein by this reference to which Executive and Company are parties) when that activity does not prevent Executive from performing the IR Director services for Company contemplated by this Agreement.

     2.   Term.

          a. Except in the case of earlier termination, as hereinafter specifically provided, the CFO Employment Term shall commence on the Effective Date and shall continue through and including April 30, 2003.

          b. Except in the case of earlier termination, as hereinafter specifically provided, the initial term of the IR Employment Term shall commence on May 1, 2003 and shall continue through and including April 30, 2004. Thereafter, the Company, at its sole discretion, may elect to renew the IR Employment Term for additional one (1) year term(s) upon thirty (30) days notice to Executive prior to the expiration of the then current term. Such offer to extend the term must be accepted in writing by Executive within such thirty (30) day period. Each such extended annual term shall be subject tot the terms and conditions of this Agreement, except for compensation, which shall be adjusted, if at all, in accordance with Section 3(b) below.

     3.   Compensation.

          a. For all services to be rendered by Executive in his capacity as CFO, the Company agrees to pay Executive the following during the CFO Employment
Term:

               (i) Executive's current annual salary as of the Effective Date, as adjusted during the CFO Employment Term for merit increases attributable to performance reviews by the Company's Chief Executive Officer ("CFO Annual Salary"), payable in periodic installments on the same terms and in the same manner as the Company's general payroll; and
               (ii) An annual bonus ("Annual CFO Bonus") earned by and paid to Executive in such amount and at the same time and in the same manner as the Company's other executive bonuses are earned and paid pursuant to the Company's then current executive bonus program.

          b. For services to be rendered by Executive in his capacity as IR Director for the first year of the IR Employment Term, the Company agrees to pay Executive an annual salary of fifty thousand ($50,000) dollars ("Annual IR Director Salary") subject to review and adjustment as follows: Such Annual IR Director Salary shall be reviewed and adjusted, if at all, quarterly during each year of the IR Employment Term. The amount of any such adjustment shall be mutually agreed upon by Company and Executive after taking into account any increase in the amount of time and effort expended by Executive in the performance of his duties as IR Director including factors such as an increase in the time devoted to such services, and the financial and business relationships developed by Executive for the benefit of the Company, but in no event shall the Annual IR Director Salary in any renewal year be less than fifty thousand ($50,000) dollars. The Annual IR Director Salary shall be payable in periodic installments on the same terms and in the same manner as the Company's general payroll. Executive shall not earn or be entitled to receive any bonus during the IR Employment Term.

     4.   Benefits.

          a. During the CFO Employment Term, Executive will continue to participate in all benefit plans offered by the Company in a comparable manner as offered by the Company to its executives including, without limitation, all health insurance, life insurance, 401-K, deferred compensation, stock purchase, stock option, holiday, vacation and personal leave benefits and all other benefit plans as are granted to Company executives pursuant to Company policy, all in accordance with the terms of the applicable plan or Company policy then in effect (collectively, the "Company's Benefit Plans and Policies").

          b. During the IR Employment Term, Executive's participation in the Company's Benefit Plans and Policies shall terminate, except as follows:

               (i) Executive will continue to participate in the health care insurance plans offered by the Company in accordance with the terms of such plans then in effect for Company employees;
               (ii) All stock options granted to Executive at any time prior to or during the CFO Employment Term shall continue to vest in accordance with the applicable plan terms, for the greater of: (A) one (1) full year following the expiration of the CFO Employment Term; or (B) the actual period of time that Executive remains employed by Company during the IR Employment Term (or the period set forth in Section 6(c) below in the event of a termination without cause by Company during such Term). Notwithstanding the foregoing, Executive acknowledges that he shall not be granted nor entitled to receive any additional grants of Company stock or stock options after the expiration of the CFO Employment Term.

          c. During the CFO Employment Term and the IR Employment Term, the Company agrees to reimburse Executive for all business expenses, including meals, lodging, transportation and miscellaneous, for business and related travel in accordance with the Company's travel policy then in effect.

     5.   Confidentiality and Non Compete:

          a. Executive acknowledges that his services and responsibilities are of particular significance to the Company and that his position with the Company does and will continue to give him an intimate knowledge of its business. Because of this, concurrently with the execution of this Agreement, Executive agrees to execute the Confidentiality and Non-Compete Agreement attached hereto.

          b. Executive represents and warrants to Company that he is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations hereunder.

     6.   Termination/Guarantee:

          a. The Company may terminate this Agreement at any time with or without cause prior to the expiration of then current CFO Employment Term or the IR Employment Term, as applicable, which termination shall be effective upon notice given to Executive.

          b. For purposes of this Agreement, the termination "for cause" shall mean any act of fraud, or dishonesty, any felony conviction or any breach of a material term of this Agreement by Executive, which act, conviction or breach materially has or may have a material adverse affect on the Company.

          c. In the event of an early termination by the Company for any reason other than "for cause," Executive shall be entitled to receive the following compensation: (A) if the termination occurs during the CFO Employment Term, the balance of his unpaid CFO Annual Salary for the remaining period of such Term or his then current CFO Annual Salary prorated for a six month period, whichever is greater, plus any Annual CFO Bonus that would have been earned by and paid to Executive but for such termination; or (B) if the termination occurs during any IR Employment Term, the balance of his unpaid IR Director Annual Salary for the remaining balance of such IR employment year or his then current IR Director Annual Salary prorated for a six month period, whichever is greater; and (C) any stock options granted to Executive prior to such termination without cause shall continue to vest during the balance of the remaining applicable Term. The applicable payment described herein shall be Executive's sole and exclusive remedy for early termination.

     7.   Miscellaneous:

          a. The performance of this Agreement shall be nonassignable by either party hereto without the prior written consent of both parties. Any attempted assignment hereof shall in all events be null and void. The rights and obligations of this Agreement shall inure to and be binding upon the parties and their respective heirs and successors. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this agreement.

          b. Should any part of this Agreement for any reason be declared invalid, such shall not affect the validity of any remaining portion hereof, which remaining portion shall continue in force and effect as if this Agreement had been executed with such invalid portion eliminated, and it is hereby declared the intention of the parties hereof that they would have executed the remaining portion of this Agreement without including any such part, parts or portion which may for any reason be hereafter declared invalid.

          c. This Agreement supersedes any and all prior written or oral agreements between the Executive and the Company and this Agreement may not be changed except by a writing executed by each party hereto. This Agreement is executed and delivered in the State of California and shall be construed and enforced in accordance with the laws and decisions of such State. In the event of any litigation at any time arising hereunder it is specifically agreed among the parties that the venue of such litigation shall be the County of Santa Cruz, State of California, and such venue shall be exclusive in all events unless otherwise agreed by the parties.

          d. Notwithstanding the expiration or termination of Executive's employment under this Agreement, it is confirmed that, with respect to all periods during which Executive has been employed by the Company, to the extent not prohibited by the applicable law and/or the Company's Certificate or Articles of Incorporation and By-Laws, the Company shall: (I) indemnify Executive and reimburse Executive's expenses to the fullest extent permitted by the indemnification and expense reimbursement provisions of the Company's insurance and reimbursement policies, as applicable; and (II) defend Executive by legal counsel in any threatened or pending action, suit or proceeding as to which Executive may be entitled to indemnification under this Agreement. In this regard, payment in advance by the Company of all expenses incurred or to be incurred by Executive in defending investigating each and every such action, suit or proceeding which has been instituted and is pending on the date of this Agreement or which shall subsequently be instituted based on facts, circumstances and allegations similar to those in the abovementioned actions, suits or proceedings, is authorized by the Board of Directors of the Company, and Executive agrees to repay such advanced amounts in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company as authorized under its Certificate or Articles of Incorporation and By-Laws and applicable law. As regards any decision to provide interim indemnification as to any action, suit or proceeding not already referred to in this subparagraph, Executive will be given the same consideration in the reaching of any such decision as shall be given to any person who is a director or officer of the Company at the time of such decision. The Company further agrees to notify Executive of all threatened or pending actions, suits, or other proceedings by or against the Company to which Executive is named a party, and to provide Executive with copies of all pleadings and other documents filed in connection with it, and shall otherwise keep Executive reasonably informed of the status of such actions and any offers of settlement. Performance by the Company pursuant to this Agreement shall be without prejudice to (and shall not waive) any present or future right the Company now has or shall obtain to recover damages, contribution or indemnity from Executive pursuant to statute, contract (including without limitation this Agreement) or common law.

          e. The Company represents and warrants to Executive that the Company has taken all requisite corporate action to approve this Agreement, and that this Agreement has been duly executed by the Company and constitutes a valid, binding and enforceable obligation of the Company.

          f. In the event any party to this Agreement finds it necessary to employ legal counsel or to bring an action at law or other proceeding against any other party to enforce any of the terms, covenants or conditions of this Agreement, the party prevailing in any such action or other proceeding shall be paid all reasonable attorneys' fees by such other party, and in the event any judgment is secured by such prevailing party, all such attorneys' fees shall be included in any such judgment.

          g. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     In witness, the parties have duly executed this Agreement as of the day and year first above written.

COMPANY:

West Marine, Inc. and its Subsidiaries:


/s/ John H. Edmondson
------------------------------
By: John H. Edmondson
Its: CEO


EXECUTIVE:


/s/ Russell Solt
------------------------------
Russell Solt

                                                                         (O/D/8)

                          EMPLOYEE AGREEMENT REGARDING
                       CONFIDENTIALITY AND NON-COMPETITION
                      UPON RECEIPT OF A STOCK OPTION GRANT

This Agreement is intended to set forth in writing my responsibility as an Associate of West Marine Products, Inc. ("West Marine").

In return for West Marine granting me an option to purchase shares of common stock, I acknowledge and agree that:

1. Effective Date. This agreement ("Agreement") shall become effective on May 1, 2002.

2. Confidentiality. I will maintain in confidence and will not disclose or use, whether during or after the term of my employment any proprietary or confidential information belonging to West Marine ("Confidential Information"), whether or not in written form, except to the extent required to perform duties on behalf of West Marine. Confidential Information refers to any information which has commercial value and concerns the business of West Marine or its customers or suppliers, which was disclosed to me by West Marine or its customers and suppliers, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such confidential Information includes, but is not limited to, information relating to Wet Marine's products, product mix, finances, suppliers, customers, catalog mailing lists, sales and marketing plans, future business plans and any other information which is identified as confidential by West Marine. The obligations contained in this Section 2 shall not apply to any information which becomes generally known in the trade or industry not as a result of a breach of this Agreement.

3. West Marines Materials. Upon voluntary or involuntary termination of my employment with West Marine or at any other time upon West Marine's request, I will promptly deliver to West Marine, without retaining any copies, all documents and other materials furnished to me by West Marine or prepared by me for West Marine.

4. No Competitive Employment While Employed. During the term of my employment with West Marine, I will not engage in any employment, consulting, or other activity in any business competitive with West Marine without West Marine's written consent.

5. Non-Compete. For a period of two (2) years following my termination of employment, I agree not to directly or indirectly compete with West Marine whether as an employee, consultant, proprietorship, partner or stockholder of any organization whose place of business is located within 100 miles of any West Marine facility. Involuntary terminations without cause, such as a layoff, are exempt from this Non-compete restriction.

6. Non-Solicitation. During the term of my employment with West Marine and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage, any employees of West Marine to terminate their employment with West Marine. I also agree that I will not knowingly and intentionally interfere in any way with the contractual relationship between West Marine and any supplier or customer of West Marine.

7. Survival. Notwithstanding the termination of my employment, Sections 2 ("Confidentiality"), 5 ("Non-Compete") and 6 ("Non-Solicitation") shall survive such termination.

8. Specific Performance. A breach of any of the provisions of this Agreement will cause irreparable damage to West Marine for which there will be no adequate remedy at law, and

West Marine shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

9. Severability. If any one or more of the provisions (or any put thereof) contained in this Agreement should, for any reason, be held to be unenforceable in any respect under the laws of the United States or any state thereof, such unenforceability shall not affect any other provisions, and this Agreement shall be construed in the applicable jurisdiction as if the unenforceable provision had not been contained herein.

10. Reformation. In the event that provisions for Section 5 should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

11. Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both me and West Marine. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12. No Effect on At-Will Employment Policy. This Agreement does not in anyway alter or affect West Marine's policy of at-will employment, which provides that either West Marine or I can terminate my employment at any time, for any reason or for no reason.

                                                 WEST MARINE PRODUCTS, INC.


                                                 By /s/ John Edmondson
                                                    ----------------------------
                                                    John Edmondson, CEO


                                                 ASSOCIATE


                                                 By /s/ Russell Solt
                                                    ----------------------------
                                                    (Signature)

                                                 Name (Print) Russell Solt
                                                 Title CFO
                                                 Date  May 1, 2002